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                                                                    EXHIBIT 99.1



                                          May 24, 1996



Special Committee of the Board of Directors
Crown Pacific Partners, L.P.
121 S.W. Morrison
Suite 1500
Portland, Oregon 97204



Gentlemen:



    The managing general partner of Crown Pacific Partners, L.P. (the "Partnership") is soliciting the consent of the Partnership's special limited partners (the "SAU Holders"), pursuant to a consent solicitation document dated May 24, 1996 (the "Consent Solicitation"), to a proposal to amend (the "Amendment") the Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. (the "Partnership Agreement"). The Amendment provides for the redemption of the Partnership's Special Allocation Units (the "SAUs") in exchange for a one-time cash payment of $410.00 per SAU or $4,100,000 in aggregate.



    You have requested our opinion as to whether, from a financial point of view, the Amendment will adversely affect the Limited Partners of the Partnership in any material respect. For the purposes of this letter, you have requested that we assume the Limited Partners are as defined in the Partnership Agreement, but without regard to whether or not they also own SAUs.



    In arriving at our opinion, we have, among other things: (i) held discussions with certain members of management of the Partnership regarding, among other things, the terms and conditions of the Transaction, (ii) reviewed certain business and historical financial information relating to the Partnership, (iii) reviewed certain financial forecasts and other data provided to Dillon Read & Co. Inc. ("Dillon Read") by the Partnership relating to the business and prospects of the Partnership, (iv) conducted discussions with certain members of the management of the Partnership with respect to the business prospects of the Partnership, (v) reviewed drafts of the Consent Solicitation, (vi) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary or appropriate.



    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, at your direction, relied on its being complete and accurate in all material respects. We have not assumed any responsibility for conducting a physical inspection of the Partnership's properties or facilities. We have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Partnership or its affiliates nor have we relied on any evaluation or appraisal. With respect to the financial forecasts prepared by the Partnership and referred to above, we have assumed, with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Partnership's management as to future financial performance of the Partnership. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.



    Dillon, Read has performed and continues to perform investment banking services for the Partnership. These services include providing ongoing general and strategic advisory services, acting as placement agent from time to time on debt securities and serving as an underwriter for the Partnership in its initial public offering. For such services, Dillon Read has received customary fees. In addition, in the ordinary course of its business, Dillon Read may trade the securities of the Partnership, for its own account and for the accounts of customers, and it may at any time, hold a long or short position in such securities.



    In rendering this opinion, we have not been asked to, and do not make any recommendation or evaluation with respect to, the value of the SAUs or with respect to the advisability or desirability of the Amendment.

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    Based upon and  subject to  the foregoing and  based upon  other matters  we considered relevant, we are of the opinion, as of the date hereof, that from a financial point of view, the Amendment will not adversely affect the Limited Partners in any material respect.



                                          Very truly yours,



                                          By:_________/s/ T. Yates Exley________


                                             Senior Vice President


                                             DILLON, READ & CO. INC.